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                                                                                                           Exhibit  12.2



                              ALABAMA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended five years ended December 31, 2001 and the year to date June 30, 2002

                                                                                                                             Six
                                                                                                                           Months
                                                                                                                            Ended
                                                                                           Year ended December 31,        June 30,
-----------------------------------------------------------------------------------------------------------------------------------

                                                      1997           1998          1999         2000            2001       2002
                                                     ----            ----          ----         ----            ----       ----

EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes       $ 840,108     $  896,380      $ 903,557   $  962,223      $  925,031   $   444,739
      AFUDC - Debt funds                            4,855          4,664         11,010       20,197          9,569          3,646
                                                ---------     ----------      --------    ----------      ----------   -----------
         Earnings  as defined                   $ 844,963     $  901,044      $ 914,567   $  982,420      $  934,600   $   448,385
                                                =========     ==========      =========   ==========      ==========   ===========
FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term debt                   $ 169,536     $  194,559      $ 193,968   $  222,530      $   220,627   $   107,392
   Interest on interim obligations                 22,787         11,012          9,865       10,759           14,638         1,307
   Amort of debt disc, premium and expense, net     9,657         42,506         11,171       11,668           11,740         6,257
   Other interest charges                          42,381         40,445         39,819       38,661           35,129        15,407
                                                ---------     ----------      ---------   ----------      -----------   -----------
         Fixed charges as defined                 244,361        288,522        254,823      283,618          282,134       130,363
Tax deductible preferred dividends                  1,589          1,236          1,089        1,089            1,089           544
                                                 --------     ----------      ---------   ----------      -----------   -----------
                                                  245,950        289,758        255,912      284,707          283,223       130,907
                                                 --------     ----------      ---------   ----------      -----------   -----------
Non-tax deductible preferred dividends             12,997         13,407         15,375       15,067           14,435         6,783
Ratio of net income before taxes to net income   x  1.538     x    1.563      x   1.585   x    1.602      x     1.623   x     1.626
                                                ---------     ----------      ---------   ----------      -----------   -----------
Pref dividend requirements before income taxes     19,989         20,955         24,369       24,137           23,428        11,029
                                                ---------     ----------      ---------   ----------      -----------   -----------
Fixed charges plus pref dividend requirements   $ 265,939     $  310,713      $ 280,281   $  308,844      $   306,651   $   141,936
                                                =========     ==========      =========   ==========      ===========   ===========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                  3.18          2.90            3.26        3.18             3.05        3.16
                                                     =====         =====           =====       =====             ====       =====


Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50%ownership of Southern Electric Generating
Company.
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